EXHIBIT 1

Milbank, Tweed, Hadley & McCloy
1 Chase Manhattan Plaza
New York, NY 10005





January 10, 1996




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:  Cinergy Corp.
              Form U-1 Application-Declaration
              (File No. 70-8427)

Dear Sirs:

We refer to (i) the Form U-1 Application-Declaration, as amended (the "Application-Declaration"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Cinergy Corp. ("Cinergy"), a Delaware corporation and a registered holding company under the Act, in File No. 70-8427, (ii) the order of the Commission dated October 21, 1994 granting the Application-Declaration and permitting the Application-Declaration to become effective (the "Order"), and
(iii) the Certificate of Notification of even date herewith filed with the Commission by Cinergy with respect to the Application-Declaration (the "Certificate of Notification"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application-Declaration.

This letter relates to the following transactions described in the Application-Declaration, the Order and the Certificate of Notification (the "Transactions"):

(i) the merger of Cinergy Sub, Inc. ("Cinergy Sub") with and into The Cincinnati Gas & Electric Co. ("CG&E") and the merger of PSI Resources, Inc. ("PSI Resources") with and into Cinergy, and the resulting acquisition of ownership by Cinergy of all issued and outstanding shares of common stock of CG&E and PSI Energy, Inc. ("PSI Energy");

(ii) the issuance of Cinergy Common Stock in connection with such mergers pursuant to the Merger Agreement;

(iii) the establishment by Cinergy of a new subsidiary, Cinergy Investments, Inc. ("Cinergy Investments"), to serve as a subholding company for certain of the Cinergy system's non-utility companies and interests, and the acquisition by Cinergy of the common stock of Cinergy Investments;

(iv) the acquisition by Cinergy Investments of the common stock of Wholesale Power Services, Inc., PSI Recycling, Inc., Power Equipment Supply Co., Power International, Inc. (formerly called Enertech Associates International, Inc.), Cinergy Resources, Inc. (formerly called CG&E Resource Marketing, Inc.), PSI Argentina, Inc., PSI T&D International, Inc., CGE ECK, Inc., PSI Power Resource Development, Inc., PSI Power Resource Operations, Inc., PSI International, Inc., PSI Sunnyside, Inc., and Cinergy Technology, Inc. (formerly called PSI Environmental Corp.) pursuant to the realignment of certain of the Cinergy system's non-utility companies and interests under Cinergy Investments as a subholding company; and

(v) the issuance by Cinergy of Cinergy Common Stock, and the purchase by Cinergy of Cinergy Common Stock in open-market transactions, during the period between October 25, 1994, when Cinergy registered as a holding company pursuant to the Act, and December 31, 1995, inclusive (the "Authorization Period"), pursuant to the Cinergy Dividend Reinvestment and Stock Purchase Plan, the Cinergy Stock Option Plan, the Cinergy Employees Stock Purchase and Savings Plan, the Cinergy Performance Shares Plan, the Cinergy Directors Deferred Compensation Plan, the CG&E Savings Incentive Plan, the CG&E Deferred Compensation and Investment Plan, the PSI Energy Employees' 401(k) Savings Plan, and the PSI Energy Union Employees' 401(k) Savings Plan (collectively, the "Cinergy Stock Plans").

We have acted as special counsel for Cinergy in connection with the Transactions and, as such counsel, we are familiar with certain corporate proceedings taken by Cinergy, Cinergy Sub, CG&E, PSI Resources, PSI Energy and Cinergy Investments in connection with the Transactions. We have examined originals, or copies certified to our satisfaction, of such corporate records of Cinergy, Cinergy Sub, CG&E, PSI Resources, PSI Energy and Cinergy Investments; certificates of public officials; certificates (including the Certificate of Notification) of officers and representatives of Cinergy, Cinergy Sub, CG&E, PSI Resources, PSI Energy and Cinergy Investments; and other documents as we have deemed it necessary to examine as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates of officers of Cinergy, Cinergy Sub, CG&E, PSI Resources, PSI Energy and Cinergy Investments, and other appropriate persons and statements contained in the Application-Declaration and the exhibits thereto. The opinions herein are addressed solely to (i) the federal laws of the United States of America, (ii) the applicable state laws of the States of Ohio and Indiana and the General Corporation Law of the State of Delaware, and (iii) the applicable laws of the Commonwealth of Kentucky but only to the extent that the Transactions involve The Union Light, Heat and Power Company ("ULH&P") or KO Transmission, or both, the securities and holders of securities of ULH&P or KO Transmission, or both, and only to the extent that the Transactions relate to the laws of the Commonwealth of Kentucky (such laws of the States of Ohio, Indiana and Delaware and the Commonwealth of Kentucky being hereinafter referred to as "State Laws"). We express no opinion on the laws of any other state or country. In addition, as to certain matters governed by the state laws of the States of Ohio and Indiana and the Commonwealth of Kentucky, we have relied on opinions of even date herewith of Messrs. Jerome A. Vennemann, Esq., Frank Lewis, Esq., and Taft, Stettinius & Hollister, respectively.

Based upon and subject to the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, through and as of the date hereof:

1. The Transactions have been consummated in accordance with the terms and conditions of the Application-Declaration and the Order.

2. All State Laws applicable to the Transactions have been complied with.

3. Cinergy is validly organized and duly existing under the laws of the State of Delaware. CG&E is validly organized and duly existing under the laws of the State of Ohio. PSI Energy is validly organized and duly existing under the laws of the State of Indiana. Cinergy Investments is validly organized and duly existing under the laws of the State of Delaware. Wholesale Power Services, Inc., PSI Recycling, Inc., Power Equipment Supply Co., PSI Argentina, Inc., PSI T&D International, Inc., PSI Power Resource Development, Inc., PSI Power Resource Operations, Inc., PSI International, Inc., PSI Sunnyside, Inc. and Cinergy Technology, Inc. (formerly called PSI Environmental Corp.) are validly organized and duly existing under the laws of the State of Indiana. Power International, Inc. (formerly called Enertech Associates International, Inc.) is validly organized and duly existing under the laws of the State of Ohio.
Cinergy Resources, Inc. (formerly called CG&E Resource Marketing, Inc.) and CGE ECK, Inc. are validly organized and duly existing under the laws of the State of Delaware.

4. The shares of Cinergy Common Stock issued in connection with the mergers of PSI Resources into Cinergy and Cinergy Sub into CG&E are validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Certificate of Incorporation of Cinergy. The shares of common stock of CG&E issued to Cinergy in connection with the merger of Cinergy Sub into CG&E and the shares of common stock of PSI Energy acquired by Cinergy as a result of the merger of PSI Resources into Cinergy are validly issued, fully paid and nonassessable, and Cinergy, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the Articles of Incorporation of CG&E and the Amended Articles of Consolidation of PSI Energy, respectively. The shares of common stock of Cinergy Investments acquired by Cinergy in connection with the organization of Cinergy Investments are validly issued, fully paid and nonassessable, and Cinergy, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the certificate of incorporation of Cinergy Investments. The shares of common stock of Wholesale Power Services, Inc., PSI Recycling, Inc., Power Equipment Supply Co., Power International, Inc. (formerly called Enertech Associates International, Inc.), Cinergy Resources, Inc. (formerly called CG&E Resource Marketing, Inc.), PSI Argentina, Inc., PSI T&D International, Inc., CGE ECK, Inc., PSI Power Resource Development, Inc., PSI Power Resource Operations, Inc., PSI International, Inc., PSI Sunnyside, Inc., and Cinergy Technology, Inc. (formerly called PSI Environmental Corp.) acquired by Cinergy Investments in the realignment of certain of the Cinergy system's non-utility companies and interests are validly issued, fully paid and nonassessable, and Cinergy Investments, as the holder thereof, is entitled to the rights and privileges appertaining thereto set forth in the respective governing corporate documents of such companies. The shares of Cinergy Common Stock issued during the Authorization Period pursuant to the Cinergy Stock Plans are validly issued, fully paid and nonassessable, and the holders thereof are entitled to the rights and privileges appertaining thereto set forth in the Certificate of Incorporation of Cinergy.

5. Cinergy has legally acquired (a) the shares of common stock of CG&E issued to Cinergy in connection with the merger of Cinergy Sub into CG&E, (b) the shares of common stock of PSI Energy as a result of the merger of PSI Resources into Cinergy, (c) the shares of Cinergy Investments issued to Cinergy in connection with the organization of Cinergy Investments, and (d) the shares of Cinergy Common Stock purchased by Cinergy in open-market transactions during the Authorization Period pursuant to the Cinergy Stock Plans. Cinergy Investments has legally acquired the common stock of Wholesale Power Services, Inc., PSI Recycling, Inc., Power Equipment Supply Co., Power International, Inc. (formerly called Enertech Associates International, Inc.), Cinergy Resources, Inc. (formerly called CG&E Resource Marketing, Inc.), PSI Argentina, Inc., PSI T&D International, Inc., CGE ECK, Inc., PSI Power Resource Development, Inc., PSI Power Resource Operations, Inc., PSI International, Inc., PSI Sunnyside, Inc., and Cinergy Technology, Inc. (formerly called PSI Environmental Corp.).

6. The consummation of the Transactions has not violated the legal rights of the holders of any securities issued by Cinergy or any associate company of Cinergy.

We hereby consent to the use of this opinion as an exhibit to the Certificate of Notification and the Application-Declaration. We do not assume or undertake any responsibility to advise you of changes in either fact or law which may come to our attention after the date hereof.

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                             Very truly yours,


                             /s/Milbank, Tweed, Hadley & McCloy

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